Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Announces Investor Information and Arrangements for Call

Morrisville, NC - February 4, 2016 - Alliance One International, Inc. (NYSE: AOI)

Alliance One International, Inc. (NYSE: AOI) today announced that it has made significant progress in the investigation previously disclosed on November 7, 2015 related to discrepancies in accounts receivable and inventory of Alliance One Tobacco (Kenya) Limited, discovered in the course of implementing current global restructuring and cost-saving initiatives. Moving forward, AOI will not source Kenyan leaf tobacco, but will continue to process Ugandan tobacco in a third party Kenyan facility. Additionally, as previously reported, independent counsel and forensic accountants are assisting AOI in efforts to establish the nature and timing of the acts that caused the discrepancies and to identify responsible parties.

In conjunction with the investigation, enhanced procedures have been undertaken at selected origins, including, among others, additional inventory counts, third party account receivable verifications, and analytical procedures on fluctuations of other accounts, to determine whether issues similar to those discovered in Kenya exist elsewhere within AOI’s global footprint. This work is nearing completion and thus far has not caused the Company to alter its previously disclosed belief that the reported discrepancies are unique to the Kenyan operation.

Based on current information, AOI estimates the total amount of the discrepancies in Kenya to be just under $50 million at September 30, 2015 with approximately $3 million related to accounts receivable and approximately $47 million related primarily to inventory. Preliminary September 30, 2015 results, after giving effect to the discrepancies, estimate total AOI accounts receivable and inventory at approximately $258 million and $965 million, respectively. The investigation is currently working to conclude a “roll-back” of the September 30, 2015 balance sheet to prior periods that will be utilized to help assess the magnitude of any effect on previously issued consolidated financial statements.

AOI currently anticipates fiscal 2016 sales to be in a range of $1,930 million to $1,980 million. Sales are being impacted by a stronger US dollar this year versus last year and this impact is expected to be partially offset by increased full service volume. AOI also projects improved operating income versus last year in a range of $115 million to $130 million with adjusted EBITDA similar to the prior year that includes increased equity in net income of investees. These full year projections are before giving effect to any adjustments that may be required related to the discrepancies in Kenya.

In light of the additional time required to finalize the investigation, assess the magnitude of any effect on prior periods and deliver current financials, and for AOI’s independent auditors to complete the external audit process, AOI intends to file a Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission for the Fiscal 2016 Third Quarter Form 10-Q, and will make the quarterly filing as soon as possible. AOI does not believe the Third Quarter Form 10-Q will be filed within the four business day extension period afforded by section 12b-25.

A conference call is scheduled for Friday, February 5, 2016 at 8:00 A.M. ET. The dial in number for the call is (888) 778-9067 or outside the U.S. (913) 312-1375 and conference ID 3520064. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

Alliance One International, Inc.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET, Friday, February 5 through 11:00 A.M. ET Wednesday, February 10. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 3520064. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events and may be impacted by the current investigation noted herein. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, resolution of tax matters, Alliance One’s ability to satisfy the New York Stock Exchange’s continued listing standards and the impact of regulation and litigation on customers. Additional factors that could cause Alliance One’s results to differ materially from those expressed or implied by forward-looking statements can be found in Alliance One’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Alliance One International, Inc.

Alliance One International is a leading independent global leaf merchant. For more information about Alliance One, visit the Company’s website at www.aointl.com.